EXHIBIT 10.12

DISTRIBUTION AGREEMENT

Distribution Agreement dated [    March 12, 2008    ], between

JACK OF ALL GAMES (Canada) Inc. (herein after referred to as the “Distributor”)

a division of Take-Two Interactive Software Canada Inc.
1025 Tristar Drive
Mississauga, Ontario, Canada L5T 1W5
Tel: 905-795-3181 Fax: 905-795-3237
email:

- and -

TeknoCreations Inc	(herein after referred to as the “Manufacturer”)

Address:	8100 M4 Wyoming NE #240
Albuqurque NM 87113
Phone:	505-404-1776
Fax:	603-218-7387
Email:	mkasok@teknocreations.com
Contact:	Mark Kasok
Credit Limit:

The 'Addendum to JACK OF ALL GAMES (Canada) Inc., Vendor Program'  (the “VENDOR PROGRAM”) forms part of this agreement and to the extent that the terms or conditions in the Addendum are in conflict with the terms or conditions in this Agreement, the terms and conditions in the Addendum will govern.

RECITALS:

(a)
Manufacturer produces a range of products including those known and marketed under the brand name [Teknovault and InCharge], as well as others known and marketed under various names, including any and all affiliate labels and companies (collectively, the “Products”); and

(b)
Manufacturer has agreed to retain Distributor as the non-exclusive distributor of Manufacturer in Canada and Distributor has agreed to act in such capacity for Manufacturer in such territory on and subject to the terms and conditions set forth in this Agreement.

In consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the parties agree as follows:

Section 1  Appointment.

Subject to the terms and conditions of this Agreement, Manufacturer appoints Distributor as the non-exclusive distributor of Manufacturer in Canada and Distributor accepts such appointment, for the purpose of distributing, marketing and selling the Products in Canada.

Section 2  Sale of Products by Manufacturer.

Distributor shall not describe or hold itself out as an agent of Manufacturer, nor describe itself other than as a distributor of Manufacturer.

Section 3  Supply of Products by Manufacturer.

(1)
During the term of this Agreement, Manufacturer shall use its reasonable efforts to supply Distributor with its Product requirements, and to communicate any out of stocks or unusual delays in supply to Jack of All Games Canada immediately.  Manufacturer shall supply, at no charge, samples as needed of each Product to Distributor for use by Distributor’s sales force.

(2)
Manufacturer represents and warrants that all Products delivered to Distributor (i) will be subject to Manufacturer’s standard warranty terms as such are communicated in writing to Distributor from time to time and (ii) will be in compliance with all applicable laws, including intellectual property infringements, and regulatory requirements, including without limitation, health and safety requirements, packaging and labelling requirements, French language requirements, and country of origin requirements.  In the event that any Product does not comply with such requirements, such Product shall be returned to Manufacturer for a full credit at Manufacturer’s expense and Manufacturer shall indemnify Distributor for any loss, liability, claim, fines, penalties, charges, damage (including incidental and consequential damage) or expense (whether or not involving third-party claim) including legal expenses (collectively “Damages”) suffered by Distributor arising out of such failure to comply.

(3)
Manufacturer will use best efforts to inform Distributor in writing of the planned discontinuation of any product at least 30 days in advance. Once a product has been designated as discontinued Distributor will be entitled to either price protection to allow for the quick sell through of existing products at retail or to return goods at the last purchased price for up to six months after the notice of discontinuation.

Section 4  Return of Products (see Vendor Program addendum to JACK OF ALL GAMES, Inc., Vendor Program).

Section 5  Payment and Setting of Prices.

(1)
Manufacturer shall provide Distributor with an invoice in respect of each order made by Distributor.  Payment terms are 2% 10, Net 45 days ROG, Mississauga.  Distributor reserves the right to withhold accounts payable equal to the combined value of the inventory from Manufacturer to Distributor in both the Distributor and Retailer’s possession to offset inventory risk.  Such payments not to be unreasonably withheld.

(2)
Manufacturer shall have complete discretion to set all prices to be paid by Distributor for the Products and reserves the right to change the prices of the Products at any time or from time to time on 30 days prior written notice to Distributor.  Price increases may result in retailers discontinuing a SKU(s).  Manufacturer accepts that a retailer(s) may return all products from Vendor if retail price(s) are increased, and Distributor has undisputed right to return this product to the Manufacturer.

(3)
Manufacturer agrees to Price Protect Distributor’s on hand inventory, as well as all unsold inventory in Distributor’s Customers inventory, as well as any inventory in transit in the event of a price drop by the Manufacturer.

Section 6  Credit.

(1)	In the event that a net credit balance exists, Manufacturer will pay such amount to Distributor within 60 business days of a request by Distributor.

Section 7  Orders and Shipping.

(1)
All orders by Distributor for Products shall be sent by facsimile, or EDI to Manufacturer at its offices specified above.   All orders shall be verified by Manufacturer by return facsimile or email within 72 hours of receipt.  Verification shall specify the expected shipping date as well as any back ordered Products.  Manufacturer will ship available Products within 72 hours of receipt of a purchase order.

(2)
Manufacturer will pay all costs related to the transportation of the Products and any related materials to Distributor’s warehouse in Mississauga, Ontario, including without limitation, costs of transportation, terminal fees, duties and tariffs.  Distributor shall pay all similar costs related to Product returns by Distributor.

(3)
Title and risk of loss with respect to a shipment of Products shall pass to Distributor once such shipment of Products is unloaded, and verified as correct, at Distributor’s warehouse in Mississauga, Ontario.

Section 8  Trademarks.

Manufacturer grants to Distributor the right to use the names and/or trademarks [Teknovault and InCharge], “THE MARKS” in connection with the distribution, promotion and sale of the Products in Canada.  Distributor agrees to comply with all instructions of Manufacturer relating to the form and manner in which such names and trademarks shall be used and refrain from contesting the title of Manufacturer to such names and/or trademarks.  Distributor acknowledges that Manufacturer is the owner of such names and/or trademarks and that nothing in this Agreement shall give Distributor any ownership or other interest in such names and/or trademarks or the goodwill associated therewith.

Section 9  Term of Agreement and Termination.

The term of this Agreement shall commence on mutual signature.  This Agreement shall renew at the end of the initial term and each renewal term for an additional 12 month period unless notice is provided by either party to the other at least sixty (60) days prior to the end of the applicable term. This agreement may be modified through an addendum, upon mutual agreement, to reflect changes, cost realities, or opportunities in the marketplace. This Agreement may be terminated with or without cause at any time by either party by giving sixty (60) days written notice to the other party.  Upon the termination or expiration of this Agreement, Distributor shall have the right to return to Manufacturer all or any portion of the Product for a full refund.

Section 10  Force Majeure.

Manufacturer shall not be responsible for delays or failures of deliveries or for losses or damages resulting from force majeure, including without limitation, industrial disputes, riots, mobs, fires, floods, wars, embargo, shortages of labour, power, fuel, means of transportation or general lack of necessities (whether relating to Manufacturer or its suppliers or subcontractors) or resulting from regulations or order of any government or governmental agency or any other circumstance beyond the control of Manufacturer.  Should deliveries be delayed more than 90 days due to force majeure, Distributor may cancel any of Manufacturer’s orders for deliveries so delayed without incurring any liability towards Manufacturer or any other person.

Section 11  Notices.

Any notice, direction or other communication permitted to be given under this Agreement shall be in writing and given by delivering it or sending it by facsimile to the address on the first page of this Agreement.  Any such communication shall be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a business day and such delivery was made prior to 4:00 p.m. (Eastern Standard Time) and otherwise on the next business day, or (ii) if transmitted by facsimile or similar means of recorded communication on the business day following the date of transmission.  Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address.

Section 12  No Joint Venture.

Nothing in this Agreement shall be construed to constitute either party as the partner, joint venturer, agent, employee or affiliate of the other, it being intended that the parties shall remain independent contractors and neither party shall be liable for the obligations, liabilities or representations of the other.

Section 13  Disputes.

In the event any dispute, claim, question or difference arises with respect to this Agreement or its performance, enforcement, breach, termination or validity, the Parties shall use their best efforts to settle the dispute.  To this end, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to both Parties.  Any controversy, claim or dispute arising from or in connection with or referring to this Agreement or the breach, invalidity or termination thereof which cannot be resolved by the parties within 30 days of such dispute arising shall be settled by one arbitrator appointed pursuant to the agreement of the parties.  The arbitration shall take place in New York, NY.  For greater certainty, the parties expressly state that the arbitrator shall have the power to determine all questions of law, facts, facts and law and procedure and shall make all original determinations as to his own jurisdiction.

Section 14  Gender and Number.

Any reference in this Agreement to gender includes all genders and words importing the singular number only shall include the plural and vice versa.

Section 15  Headings etc.

The division of this Agreement into Sections and the insertion of headings are for the convenient reference only and are not to affect its interpretation.

Section 16  Currency.

All references in this Agreement to dollars, unless otherwise specifically indicated, are expressed in USD currency.

Section 17  Amendments.

This Agreement may only be amended or otherwise modified by written agreement executed by Manufacturer and Distributor.

Section 18  Waiver.

No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar); nor shall such waiver be binding unless executed in writing by the party to be bound by the waiver.  No failure on the part of Manufacturer or Distributor to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

Section 19  Entire Agreement.

This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  There are no representations, warranties, conditions or other agreements, express or implied, statutory or otherwise, between the parties in connection with the subject matter of this Agreement, except as specifically set forth herein and Manufacturer and Distributor have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.   The 'Addendum to JACK OF ALL GAMES (Canada) Inc., Vendor Program'  (the “VENDOR PROGRAM”) forms part of this agreement and to the extent that the terms or conditions in the Addendum are in conflict with the terms or conditions in this Agreement, the terms and conditions in the Addendum will govern.

(a) Assignment.

This Agreement shall be binding upon and enure to the benefit of Manufacturer and Distributor and their respective successors, heirs, personal representatives and permitted assigns.  Distributor may not assign its right or obligations under this Agreement without the prior written consent of Manufacturer, which consent may be not be unreasonably or arbitrarily withheld.

Section 20  Severability.

If any provision of this Agreement shall be deemed by an arbitrator or any court of competent jurisdiction to be invalid or void, the remaining provisions shall remain in full force and effect.

Section 21  Authorized Representatives.

The parties executing this Agreement warrant that they have the requisite authority to do so.

Section 22  Governing Law.

This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Section 23  Counterparts.

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement.

JACK OF ALL GAMES (Canada) Inc.

a division of Take-Two Interactive Software Canada Inc.

By: /s/ Mark Kasok	By:	/s/ Jim McKinnon
Authorized Signing Officer		Authorized Signing Officer
Print Name: Mark Kasok

Jim McKinnon, Vice President of Operations.
Title: VP Sales & Marketing

**Vendor Contract Addendum**

**Vendor Program**
Calendar Year
2008

JAG™ JACK OF ALL GAMES

| | |
|---|---|
| **VENDOR NAME** | TeknoCreations Inc |
| **IRS Number:** | 26-0367111 |
| **REGULAR PAYMENT TERMS** | Regular 2% 10/Net 45 Receipt of Goods<br>Currency to be used: CAD USD ✠ |
| **NEW STORE OPENING** | 10% DFI for all products ordered by qualifying retailers to be applied to their new store discount policies<br>Deductions will be noted with detail when claimed |
| **PRODUCT LIFE CYCLE** | RMA Period: All products are returnable without an offsetting purchase order<br>Discontinued product has a 120 day return window with written notification<br>Shipping for RMA's are prepaid by Vendor from JACK's Canadian warehouse<br>RMA number to be issued within 15 business days of request. If no response product requested to RA will be written off and charged to the Vendor provided JOAG has requested said RTV at least 3 times. |
| **DEFECTIVE ALLOWANCE (PICK ONE)** | ✠ Destroy Product (excluding TeknoVault product) with 2% DFI Allowance<br>Should the actual defective deduction ( annualized) exceed 2% Distributor will claim the actual from the Manufacturer<br>☐ RMA with Vendor incuring the cost of transportation and handling<br>Preferred Carrier Name ____________<br>Account Number ____________ |
| **DESTROY ON SITE POLICIES** | ☒ In order to be placed at any Retailer with a Destroy on Site policy, Vendor agrees that Jack of all Games will be credited by Vendor for every unit destroyed (by authorized retailers) regardless of Vendor's policy.<br>Retailer will provide record of destruction as inventory transactions |
| **CATASTROPHIC DEFECT OR VENDOR RECALL** | Catastrophic is defined as a defective greater than 5% of our gross shipped purchases of a SKU and are exempt from any return timelines.<br>Catastrophic defects are not part of the Defective Allowance and do not count towards defective percentage maximums from the Vendor<br>Payment may be withheld indefinitely until the situation is rectified. Catastrophic includes product with substandard packaging.<br>Vendor pays all shipping costs related to any catastropic return or recall |
| **RETAIL PASS-THROUGH COOP ALLOWANCE** | 3 % Allowance -- DFI. |
| **MARKET DEVELOPMENT FUNDS** | Vendor understands they will be approached to participate in various programs on a case-by-case basis.<br>☒ In order to be placed in the Walmart planogram, Vendor agrees to standard merchandising fees per facing (billed monthly) |
| **RETAILER MANDATED SOURCE TAGGING** | The following flat rate applies if JACK OF ALL GAMES is required to supply and/or install Sensor Security Tags on Vendor product.<br>External Placement: 35 cents Source Tag/unit CAD<br>Internal Placement: 65 cents Source Tag/unit CAD |
| **LIMITED MARKET** | If a new Vendor direct relationship restricts JACK OF ALL GAMES 's retail market, Vendor agrees to 100% RMA or destroy all affected SKU's for full credit |
| **PRODUCT SAMPLES** | Vendor must supply samples as needed of each SKU for JACK OF ALL GAMES 's sales force at no charge.<br>Samples must be shipped prepaid and labelled "Free Domicile". |
| **ADMINISTRATIVE & REPORTING FEES (PICK ONE)** | Administrative fee for processing the following programs: Price Protections, Advertising Flow Through,etc. $175 CAD per activity<br>✠ Summary Sell-through/Inventory report to be distributed every 4 weeks at no charge<br>☐ Detailed Sell-through/Inventory Report to be distributed every week is $175 CAD per month |
| **COMPLIANCE REQUIREMENTS** | Vendor shall conform with standard industry practices, Canadian law and Retailer Compliance Programs<br>Non-compliance fines will be passed to the offending vendor<br>Non-compliance includes (but is not limited to)<br>Changing case pack quantities without 2 weeks notice.<br>Changing UPC's without 4 weeks notice<br>UPC does not scan at Point-Of-Sale<br>Failure to meet ad dates<br>Failure to 100% fill a New Store order |
| **SKU SETUP** | Vendors shall submit all SKU builds on JOAG SKU Setup sheets. |
| **PURCHASE ORDERS** | Vendor will supply 2 email points of contact for PO's and two telephone numbers (one for general inquires, the other for escalation)<br>Vendor will suppy an operations guide for proper PO submission (if any) |
| **ADDITIONAL LABOUR** | If the vendor requires, JACK OF ALL GAMES charges $35 CAD per staff hour for any additional labour required on a SKU or display |
| **MINIMUM FOR PRE-PAID SHIPMENT** | $ TBD<br>All Product to be shipped to:<br>**JACK OF ALL GAMES (Canada) Inc.**<br>1025 Tristar Drive<br>Mississauga, Ontario<br>L5T 1W5 |

**All DFI amounts based on gross purchases.**

Date: 3/12/08

Mark Kasok VP Sales & Marketing
TeknoCreations Inc.

Date: 4/2/08

Jim McKinnon, Director of Operations and Finance
**JACK OF ALL GAMES (Canada) Inc.**
a division of Take-Two Interactive Software Canada Inc.

TeknoCreations - JOAG Master Addendum 2008-A